EIGHTH AMENDMENT TO

SUB-ADVISORY AGREEMENT

This Eighth Amendment (the “Amendment”), effective June 1, 2023, is entered into by and among Empower Capital Management, LLC (formerly Great-West Capital Management, LLC) (the “Adviser”), a Colorado limited liability company registered as an investment adviser under the Investment Advisers Act of 1940 (the “1940 Act”), Goldman Sachs Asset Management, L.P., a limited partnership organized under the laws of Delaware and registered investment adviser under the 1940 Act (the “Sub-Adviser”), and Empower Funds, Inc. (formerly Great-West Funds, Inc.), a Maryland corporation (the “Fund”).

WHEREAS, the Adviser, Sub-Adviser, and the Fund are parties to the Sub-Advisory Agreement dated December 5, 2013, as amended (the “Agreement”); and

WHEREAS, the Adviser, Sub-Adviser and the Fund desire to amend the Agreement, on terms and conditions set forth herein.

NOW THEREFORE, in consideration of mutual promises and covenants contained herein, and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Schedule B is hereby deleted in its entirety and replaced with Schedule B attached hereto and incorporated herein.

2.	Any capitalized term used herein but not defined herein shall have the meaning provided for such term in the Agreement.

3.	Except as amended hereby, the Agreement remains in full force and effect.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officials duly authorized, as of the date above.

EMPOWER CAPITAL MANAGEMENT, LLC

By: /s/ Jonathan Kreider
Name: Jonathan Kreider
Title: President & CEO

EMPOWER FUNDS, INC.

By: /s/ Kelly B. New
Name: Kelly B. New
Title: Chief Financial Officer & Treasurer

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By: /s/ Marci Green
Name: Marci Green
Title: Managing Director

Schedule B - Fees

For the services to be provided to the Fund pursuant to this Agreement, the Adviser shall pay the Sub-Adviser an annual fee calculated as follows:

Fund	Fee
Empower Core Bond Fund	0.14% of the average daily net asset value on Fund Account assets up to and including $100 million, 0.11% on the average daily net asset value on Fund Account assets on the next $150 million, 0.10% of the average daily net asset value on Fund Account assets over $250 million.
Empower Core Strategies: Inflation Protected Securities Fund	0.12% of the average daily net asset value on Fund Account assets up to and including $100 million, 0.09% of the average daily net asset value on Fund Account assets on the next $400 million, 0.08% of the average daily net asset value on the balance of Fund Account assets over $500 million.
Empower Emerging Markets Equity Fund	0.49% of the average daily net asset value on Fund Account assets up to and including $100 million, 0.47% of the average daily net asset value on Fund Account assets on the next $100 million, 0.45% of the average daily net asset value on Fund Account assets on the next $100 million, and 0.44% of the average daily net asset value on the balance of Fund Account assets over $300 million.
Empower Inflation-Protected Securities Fund	0.12% of the average daily net asset value on Fund Account assets up to and including $100 million, 0.09% of the average daily net asset value on Fund Account assets on the next $400 million, 0.08% of the average daily net asset value on the balance of Fund Account assets over $500 million.
Empower Mid Cap Value Fund	0.38% of the average daily net asset value on Fund Account assets up to and including $100 million, 0.34% of the average daily net asset value on Fund Account assets on the next $600 million, 0.30% of the average daily net asset value on the balance of Fund Account assets over $700 million.